[ROYAL PRECISION LETTERHEAD]

Charles T. Sherman, President
PH Group Inc.
2241 CityGate Drive
Columbus, Ohio  43219

     RE: LETTER OF INTENT

Dear Chuck:

This will confirm our discussions concerning the proposed acquisition of PH Group Inc. ("PH") by Royal Precision, Inc. ("RP") upon the following terms and conditions:

1. PH will become a wholly-owned subsidiary of RP and each holder of PH stock will receive $1.00 worth of RP stock for each share of PH stock owned.

2. RP stock will be valued at the average closing price of RP for the twenty consecutive trading days ending two days prior to the date of execution of a definitive agreement.

3. You will remain a member of the board of directors and CEO of PH; PH will repay any amounts owed to you at the closing; and you will receive an option to acquire 25,000 shares of RP with a strike price equal to the closing price on the day prior to the closing. Additionally, the term of your current employment agreement shall be extended to December 31, 2005.

4.   The proposed transaction will be subject to the following conditions:

     (a)  Approval by the Board of Directors of PH and RP;
     (b) Approval by the Shareholders of PH, and, if legally required, of the Shareholders of RP;
     (c) Execution and delivery of a merger agreement, containing customary representations and warranties regarding various matters and other provisions of the type usually included in agreements covering transactions of this nature;
     (d) Receipt of all governmental and regulatory permits, approvals and clearances which the proposed transaction may require;

5. PH agrees that PH will not merge with any person or entity nor will the stock or the assets of PH be sold or placed on the market for sale to any person or entity other than RP, and PH will not (a) provide any person or entity with information relating to the sale of the stock or assets of PH, or (b) negotiate with any person or entity with respect to the foregoing, in each case for a period ending on November 12, 2000.

Charles T. Sherman, President
April 6, 2000
Page 2


6. PH hereby grants to RP an option to acquire up to 500,000 shares of PH at a price of $.50 per share, which option may be exercised at one or more times over the period of three years beginning on the date hereof.

7. The parties shall mutually agree on the timing and content of the public announcement of the execution of this letter of intent. Additionally, without the prior written consent of the other party hereto, no party will, and will direct its directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the parties hereto or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

8. Each Party shall be responsible for its own fees, costs and expenses incurred in connection with the proposed transaction.

9. This Letter of Intent shall be subject to, and construed under, the laws of the State of Ohio applicable to agreements to be performed solely within the State of Ohio.

As indicated by the caption, this is a letter of intent which represents only the current thinking of the parties with respect to certain of the major issues relating to the proposed transaction. Therefore, it is understood and acknowledged that this letter shall not be deemed to be a legally binding agreement between the parties for any purpose, except for paragraphs 5, 6, 7, 8 and 9 which are intended to be, and are, legally binding agreements between the parties hereto. If you concur that this letter accurately reflects our current mutual understanding of the proposed transaction, and serves as a declaration of good faith intent to move forward to negotiate a binding agreement covering the proposed transaction, please indicate your concurrence by signing the enclosed copy of the letter, and returning the same to us as soon as possible.

This letter will not be effective if you have not signed it by Friday, September 15, 2000.

Very truly yours,

ROYAL PRECISION, INC.

/s/ Thomas A. Schneider
---------------------------------
Thomas A. Schneider, President

Date: September 18, 2000


ACCEPTED AND AGREED TO:

PH GROUP INC.

By: /s/ Charles T. Sherman
    -----------------------------
    Charles T. Sherman, President

Date: September 15, 2000